SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 11, 2008

99¢ ONLY STORES
(Exact Name of Registrant as Specified in Charter)

California	1-11735	95-2411605
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 East Union Pacific Avenue
City of Commerce, California	90023
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (323) 980-8145

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On January 11, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of 99¢ Only Stores (the “Company”) approved a grant of stock options and performance stock units (PSUs) under the Company’s 1996 Stock Option Plan as a long-term, stock-based pay for performance award designed to focus the Company’s management on achieving improved operating results and delivering value to shareholders.  This new long term incentive is a replacement for the Company's customary annual stock option grants which had been made in or around May of each year.  This customary grant was not made in calendar 2007, and the new incentive has been in development by the Committee since that time.  The PSUs were designed in conjunction with management and a leading compensation consulting firm.  In order to align managements' interest with that of the stockholders, the PSU design incorporates a philosophy of awarding long term equity incentive compensation based on meeting profitability performance criteria and based on increases in the Company's stock price.  The Committee approved grants to Rob Kautz, the Executive Vice President and Chief Financial Officer of the Company, as well as to other officers and key personnel of the Company.  No awards were made to Eric Schiffer, the Company’s Chief Executive Officer, to Jeff Gold, the Company’s President and Chief Operating Officer, or to the other executive officers of the Company.

The PSUs will be eligible for conversion, on a one-for-one basis, to shares of the Company’s common stock based on (1) attainment of one or more of eight specified levels of EBT Attainment (as defined below) during the performance period, (2) continuous employment with the Company, and (3) certain vesting requirements.  During the period beginning on March 31, 2008 and ending on the date upon which the Company files its annual financial statement for fiscal year 2012 (the “Performance Period”), goal attainment will be measured on each date upon which the Company files quarterly and/or annual financial statements with the SEC (each such date, a “Measurement Date”).

EBT Attainment means the sum of the Company’s earnings before taxes for the four most recent fiscal quarters as calculated pursuant to GAAP and reported in the Company’s financial statements, as adjusted to exclude: (1) any gains or losses on sales, exchanges or other dispositions of the Company’s real estate interests held as of December 31, 2007, and (2) extraordinary items.  Should the Company either repurchase shares of common stock or pay cash dividends to holders of common stock during the Performance Period, the calculation of EBT Attainment will also adjust earnings before taxes to include interest income that would have been earned from short term securities in the amount of the cumulative repurchases or dividends during the Performance Period.

PSUs can be credited, in whole, or in part, as follows:

Performance Level	#1	#2	#3	#4	#5	#6	#7	#8
EBT Attainment Required	$18,000,000	$25,000,000	$38,000,000	$50,000,000	$63,000,000	$75,000,000	$87,000,000	$99,000,000
% of PSUs Credited	5.0%	10.0%	15.0%	15.0%	15.0%	15.0%	12.5%	12.5%

EBT Attainment will be measured on each Measurement Date. Each Performance Level can only be attained once within the Performance Period; however, more than one Performance Level can be attained on a given Measurement Date. Although some of the credited PSUs would continue to be subject to time-based vesting after the end of the Performance Period (as described in the award agreement), any PSUs that are not credited based on EBT Attainment by the end of the Performance Period will be forfeited (subject to certain provisions on restatements). Time-based vesting will be accelerated upon a change of control (as defined in the award agreement).

Mr. Kautz received an award of 280,000 PSUs.  The Committee granted a total of 1,598,799 PSUs.

On January 11, 2008, the Committee also approved a grant of 110,678 stock options to Mr. Kautz which vest in equal amounts on the first three anniversary dates of the option grant (this is the identical grant reported by Mr. Kautz on Form 4 earlier this week).  The Committee granted a total of 614,452 stock options to Mr. Kautz and the other officers and key personnel who received PSUs, using a recently approved form of award agreement.

These grants of Performance Stock Units and time-vesting Stock Options are expected to be the total equity awards for the employees included in these grants through the end of the Performance Period, March 31, 2012.

Attached as Exhibit 99.1 to this Report is a copy of the Company’s Performance Stock Unit Award Agreement - Fiscal 2008 to Fiscal 2012 Performance Period, which is incorporated herein by reference.

Attached as Exhibit 99.2 to this Report is a copy of the Company’s Stock Option Award Agreement, which is incorporated herein by reference.

Item 9.01.   Financial Statements and Exhibits.

(c)               Exhibits

Exhibit No.               Description

99.1                           99¢ Only Stores 1996 Stock Option Plan: Performance Stock Unit Award - Fiscal 2008 to Fiscal 2012 Performance Period

99.2                    99¢ Only Stores 1996 Stock Option Plan - Stock Option Award Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by theundersigned hereunto duly authorized.

99¢ ONLY STORES

Date: January 16, 2008	By: /s/ Eric Schiffer

Eric Schiffer
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	99¢ Only Stores 1996 Stock Option Plan Performance Stock Unit Award - Fiscal 2008 to Fiscal 2012 Performance Period

99.2	99¢ Only Stores 1996 Stock Option Plan - Stock Option Award Agreement